Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Year End 2014 Financial Results

Conference Call Scheduled Today at 8:30 a.m. ET

Lexington, MA (February 27, 2015) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the year ended December 31, 2014 and provided an update on its product pipeline and corporate activities.

“We made significant progress in 2014 in a number of areas, including important advances in our clinical programs. Our deuterium chemistry platform continues to be highly productive, providing us with excellent opportunities to expand our pipeline of product candidates, as evidenced by deuterium-modified ivacaftor, our new clinical candidate for cystic fibrosis,” stated Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “In 2015, we expect continued clinical progression across our pipeline, including the potential advancement of AVP-786 into pivotal testing this year.”

Recent Business Highlights and Upcoming Milestones

•	Highlighted broad clinical potential of AVP-786 under collaboration with Avanir Pharmaceuticals. Avanir Pharmaceuticals intends to meet with the U.S. Food and Drug Administration in early 2015 to discuss the potential advancement of AVP-786 into Phase 3 clinical testing for the treatment of agitation in patients with Alzheimer’s Disease. In addition, Avanir is conducting a Phase 2 clinical trial evaluating AVP-786 for the treatment of major depressive disorder.

•	Announced new clinical candidate for cystic fibrosis. Concert has selected deuterium-modified ivacaftor for the treatment of the genetic disease cystic fibrosis as the next clinical candidate. Deuterated ivacaftor, a novel potentiator of the cystic fibrosis transmembrane conductance regulator (CFTR), has the potential to be a disease-modifying agent for patients with cystic fibrosis alone and in combination with other CFTR modulators. Concert plans to initiate clinical testing in the first half of 2015.

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Concert Pharmaceuticals 2014 Financial Results, Page 2

•	Commenced SPA process for CTP-499, a potential treatment for diabetic nephropathy. Concert initiated its process to negotiate a Special Protocol Assessment (SPA) for CTP-499 with the FDA. Concert expects to complete the SPA process in 2015.

•	Commenced Phase 1 trial for JZP-386 under Jazz Pharmaceuticals collaboration. The Phase 1 clinical trial evaluating JZP-386 is underway and data that will inform the next steps in the development of JZP-386 is expected in the second quarter of 2015. Concert and Jazz Pharmaceuticals are collaborating on the development of JZP-386 as a next-generation agent for the treatment of narcolepsy.

•	Advanced Phase 1 program for CTP-730 under Celgene collaboration. In the third quarter of 2014, Concert initiated Phase 1 testing of CTP-730 for inflammatory disease. The Phase 1 program will encompass single and multiple ascending dose trials. In 2015, Concert expects to complete Phase 1 clinical testing of CTP-730 and has the potential to realize its first development milestone payment under its collaboration with Celgene.

•	Began additional non-clinical assessment of CTP-354, a potential treatment for spasticity. In January 2015, Concert received study reports confirming that the adverse effects seen in the three month non-clinical studies were limited to one of the two species studied. Concert intends to conduct additional non-clinical evaluation in 2015 before commencing further clinical development of CTP-354.

•	Broadened Patent Estate. During the fourth quarter of 2014, the U.S. Patent and Trademark Office awarded Concert four new patents. As of December 31, 2014, Concert held 63 issued patents in the United States, including composition of matter patents for each of Concert’s development programs.

•	Expanded Executive Management Team and Board of Directors. In February 2015, Concert appointed James Cassella, Ph.D. as its Chief Development Officer. Dr. Cassella has more than 25 years of experience in pharmaceutical drug development including clinical trial design and execution, regulatory affairs and product registration. In December 2014, Concert appointed Thomas G. Auchincloss, Jr. to its Board of Directors and as the independent Chair of its Audit Committee. Mr. Auchincloss is a financial expert and seasoned corporate financial executive with more than 30 years of financial experience.

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Concert Pharmaceuticals 2014 Financial Results, Page 3

Full Year 2014 Financial Results

•	Cash and Investment Position: Cash, cash equivalents and investments as of December 31, 2014, totaled $79.2 million as compared to $32.7 million as of December 31, 2013. In the first quarter of 2014, Concert completed its initial public offering, raising net proceeds of $83.1 million. Concert expects its cash, cash equivalents and investments as of December 31, 2014 are sufficient to fund the company into the second half of 2016.

•	Revenues: Revenue was $8.6 million for the year ended December 31, 2014, compared to $25.4 million for the year ended December 31, 2013. In 2013, Concert recognized $17.0 million of license revenue under its collaboration agreement with Celgene Corporation and $3.7 million of license revenue under its licensing agreement with Jazz Pharmaceuticals. Revenue recognized in 2014 is comprised of services performed by Concert in connection with its strategic collaborations and a $2.0 million milestone payment from Avanir Pharmaceuticals based on the initiation of a Phase 2 clinical trial of AVP-786 in major depressive disorder.

•	R&D Expenses: Research and development expenses were $27.5 million for the year ended December 31, 2014, compared to $21.8 million for the same period in 2013, an increase of $5.7 million. The increase was primarily due to expenses associated with the development of CTP-354, JZP-386 and CTP-730.

•	G&A Expenses: General and administrative expenses were $11.7 million for the year ended December 31, 2014, compared to $8.0 million for the same period in 2013. The increase in general and administrative expenses was primarily related to cash compensation and non-cash stock based compensation expenses and expenses associated with operating as a public company.

•	Net Loss: For the year ended December 31, 2014, net loss applicable to common stockholders was $31.8 million, or $2.00 per share, compared with a net loss applicable to common stockholders of $6.5 million, or $4.99 per share, for the year ended December 31, 2013.

Conference Call and Webcast

The company will host a conference call and webcast today at 8:30 a.m. ET to provide an update on the company and discuss full year 2014 financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast may be accessed in the Investors section of the company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

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Concert Pharmaceuticals 2014 Financial Results, Page 4

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31,
	2014	2013
Revenue:
License and research and development revenue	$6,576	$23,408
Milestone revenue	2,000	2,000

Total revenue	8,576	25,408

Operating expenses:
Research and development	27,474	21,790
General and administrative	11,700	8,028

Total operating expenses	39,174	29,818

Loss from operations	(30,598)	(4,410)
Interest and other expense, net	(1,101)	(1,646)

Net loss	$(31,699)	$(6,056)

Accretion on redeemable convertible preferred stock	(55)	(396)

Net loss applicable to common stockholders	$(31,754)	$(6,452)

Net loss per share applicable to common stockholders—basic and diluted	$(2.00)	$(4.99)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	15,842	1,292

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	December 31,
	2014	2013
Cash and cash equivalents	$13,396	$9,638
Investments, available for sale	65,836	23,039
Working capital	63,102	18,128
Total assets	84,454	39,773
Deferred revenue	15,821	19,631
Loan payable, net of discount	7,101	14,919
Redeemable convertible preferred stock	—	112,244
Total stockholders’ equity (deficit)	$54,825	$(112,104)

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Concert Pharmaceuticals 2014 Financial Results, Page 5

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases, renal disease, inflammatory diseases and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about clinical development of our therapeutic candidates, potential achievement of milestone payments and expectations regarding the sufficiency of our cash balance to fund operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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